EXHIBIT 4.5

AMENDMENT NO. 4 AND CONSENT

TO

AMENDED AND RESTATED LOAN AND SECURITY AGREEMENT

This AMENDMENT NO.4 (this “Amendment”) is entered into as of April 27, 2007, by and among BUCYRUS INTERNATIONAL, INC., a corporation organized under the laws of the State of Delaware (“Bucyrus”), MINSERCO, INC., a corporation organized under the laws of the State of Delaware (“Minserco”), and BOONVILLE MINING SERVICES, INC., a corporation organized under the laws of the State of Delaware (“Boonville”) (Bucyrus, Minserco and Boonville, each a “Borrower” and collectively, the “Borrowers”), BUCYRUS CANADA LIMITED, a corporation organized under the laws of the Province of Ontario (“Bucyrus Canada” and a “Guarantor”), the financial institutions set forth on the signature pages hereto (each a “Lender” and collectively, “Lenders”), GMAC COMMERCIAL FINANCE LLC, a limited liability company organized under the laws of the State of Delaware (“GMAC CF”), as administrative agent and collateral agent for the Lenders (GMAC CF, in such capacities, the “Agent”) and as sole lead arranger, JPMORGAN CHASE BANK, N.A. as Documentation Agent, and LASALLE BANK NATIONAL ASSOCIATION as Syndication Agent.

BACKGROUND

Borrowers, Agent and Lenders are parties to an Amended and Restated Loan and Security Agreement dated as of May 27, 2005 (as amended by Amendment No. 1 to Loan and Security Agreement dated as of October 18, 2006, by Amendment No. 2 to Loan and Security Agreement dated as of September 15, 2006, by Amendment No. 3 to Loan and Security Agreement dated as of October 18, 2006 and as further amended, restated, supplemented or otherwise modified from time to time, the “Loan Agreement”) pursuant to which Agent and Lenders provide Borrowers with certain financial accommodations.

Borrowers have advised Agent and Lenders of their desire to enter into a series of transactions whereby (i) Bucyrus will borrow a principal amount of $160,000,000 pursuant to a certain Credit Agreement dated the date hereof between Borrower, the Lenders party thereto and JPMorgan Chase Bank, National Association, as Administrative Agent (the “JPMC Loan Agreement,” and such transaction, the “JPMC Loan Transaction”), which loan will be guaranteed by DBT Holdings, GmbH, a company organized under the laws of Germany and an indirect Subsidiary of the Bucyrus (“DBT Holdings”) and will be secured by the proceeds of such loan which will be held in an account at JPMorgan Chase Bank, National Association; (ii) Bucyrus will promptly thereafter make a capital contribution in Bucyrus Holdings GmbH, a company organized under the laws of Germany (“Bucyrus Holdings”) in the amount of $160,000,000 and Bucyrus Holdings will promptly thereafter make a capital contribution to DBT Holdings, a Subsidiary of Bucyrus, in an aggregate amount of $160,000,000 (collectively, the capital contributions by and among Bucyrus, Bucyrus Holdings and DBT Holdings, the “German Capitalization Transaction”) ; and (iii) DBT will, no later than May 5, 2007, make an unsecured subordinated loan to Bucyrus in the amount of $160,000,000 pursuant to terms and conditions (including subordination provisions) satisfactory to Agent, the proceeds of which will be used immediately by Bucyrus to repay in full all amounts owing by any Loan Parties under the JPMC Loan Agreement (the “DBT Intercompany Loan” and together with the JPMC Loan Transaction, and the German Capitalization Transaction, the “Transactions”).

Borrowers have requested that Agent and Lenders amend the Loan Agreement to permit the Transactions, all on the terms hereafter set forth, and Agent and Lenders are willing to do so on the terms and conditions hereafter set forth.

NOW, THEREFORE, in consideration of any loan or advance or grant of credit heretofore or hereafter made to or for the account of Borrowers by Agent and Lenders, and for other good and valuable consideration, the receipt and sufficiency of which hereby are acknowledged, the parties hereto hereby agree as follows:

1. Definitions. All capitalized terms not otherwise defined herein shall have the respective meanings given to them in the Loan Agreement.

2. Consent. The Lenders hereby consent (i) to the Transactions notwithstanding the provisions of Sections 7.2, 7.3, 7.4, 7.5, 7.7, 7.8, 7.10, 7.23 or any other provision of the Loan Agreement, and (ii) to the formation by Bucyrus of DBT Holdings and Bucyrus Holdings prior to the date hereof notwithstanding the provisions of Sections 6.11, 7.12 or any other provision of the Loan Agreement (and waive any Default or Event of Default that may exist due to the formation of such entities or the failure to report the formation of such entities); provided, however, that no Loan Party shall grant or suffer to exit any Lien with respect to its assets in connection with the Transactions.

3. Amendments to Loan Agreement. The Loan Agreement is hereby amended as follows:

(a) Section 7.12(a) of the Loan Agreement is hereby amended and restated in its entirety as follows:

“(a) Form any Subsidiary unless (i) such Subsidiary expressly joins in this Agreement as a Loan Party and becomes jointly and severally liable for the obligations of Loan Parties hereunder, under the Notes, and under any other agreement between any Loan Party and the Lenders, and (ii) Agent shall have received all documents, including legal opinions, it may reasonably require to establish compliance with each of the foregoing conditions; provided, however, that the terms of this Section 7.12(a) shall not apply to DBT Holdings GmbH (“DBT”) or Bucyrus Holdings GmbH prior to June 30, 2007.”

(b) Section 7.19 of the Loan Agreement is hereby amended and restated in its entirety as follows:

“7.19. Retention of Cash; Payment of Loans. Permit Loan Parties and their respective Subsidiaries (direct or indirect, including without limitation, all Foreign Subsidiaries and other foreign entities which are owned by any of the Loan Parties or their Subsidiaries), other than the Borrowers, (a) to retain net cash balances in excess of $10,000,000 at any time in the aggregate (with any surplus in excess of such sum to be utilized to repay the Canadian Note or Foreign Subsidiary Advances or otherwise paid as permitted pursuant to Section 7.7 hereof) (provided that this clause (a) shall not apply to DBT at any time prior to May 6, 2007) or (b) to repay Indebtedness for Money Borrowed in the case of term debt or permanently reduce committed amounts in the case of revolving debt, other than (i) repayments in accordance with clause (a) above, (ii) in the case of all Foreign Subsidiaries, in the aggregate principal amount not in excess of $1,000,000 each year, plus interest and fees accrued with respect thereto; provided, however, in the case of Foreign Subsidiaries located in Chile and Canada, Loan Parties may repay the aggregate principal amount not in excess of $3,000,000 in the first year of the Term, plus interest and fees accrued with respect thereto, (iii) so long as (A) Borrowers would be in compliance with the covenant set forth in Section 6.8 during the twelve (12) month period applicable under Section 6.8 immediately preceding such repayment after giving pro forma effect to such repayment as if such repayment has been made on the first day of such twelve (12) month period, (B) no Default or Event of Default shall have occurred and be continuing or would result from such repayment, and (C) after giving effect to any such repayment, Undrawn Availability shall not be less than $15,000,000, Indebtedness for Money Borrowed permitted pursuant to Section 7.8 hereof, plus interest and fees accrued with respect thereto; provided, however, that the refinancing of Indebtedness for Money Borrowed on terms and conditions not less favorable to the Foreign Subsidiaries than those in effect prior to such refinancing shall not be deemed to be restricted by this Section 7.19(b) so long as the limitations of clauses (i), (ii) and (iii) would not subsequently be violated under the new terms and conditions, and (iv) payments by Bucyrus to JPMC in repayment of the loans granted under the JPMC Loan Agreement; provided, however, that no Advances shall be used to directly or indirectly fund any such payments (other than regularly scheduled interest payments thereon).

(c) Article VII of the Loan Agreement is hereby amended by adding the following Section 7.24 thereto:

“Section 7.24. Amendments of Transaction Documents. Amend, modify or supplement any of the Transaction Documents in any material manner without the prior written consent of Agent. As used in this Agreement (including this Section 7.23), the term “JPMC Loan Agreement” shall have the meaning assigned thereto in the “Background” paragraph of Amendment No. 4 to this Agreement dated as of April __, 2007 (“Amendment No. 4”), and the term “Transaction Documents” shall collectively refer to the JPMC Loan Agreement together with all documents executed and delivered in connection with the JPMC Loan Transaction, the German Capitalization Transaction and the DBT Intercompany Loan (each as defined in the “Background” paragraph of Amendment No. 4), together with all other documents executed and delivered in connection with the Transactions.”

(d) Section 10.16 of the Loan Agreement is hereby amended by deleting the word “or” at the end of such Section, and Section 10.17 is hereby amended by deleting the period at the end of such Section and adding a semicolon and the word “or” to the end of such Section.

(e) Article X of the Loan Agreement is hereby amended by adding the following Section 10.18:

“10.18. to the extent that the JPMC Loan Transaction has been consummated, the failure to fully consummate the Transactions (including, without limitation, the repayment and discharge in full by Bucyrus of any and all obligations under the JPMC Loan Agreement) by May 6, 2007.”

(f) Section 17.3 of the Loan Agreement is hereby amended by adding the following paragraph (h) to the end of such section:

“Notwithstanding any provision to the contrary, any Lender (an “Assigning Lender”) may assign to one or more special purpose funding vehicles (each, an “SPV”) all or any portion of its funded Loan Advances (without the corresponding Commitments), without the consent of any Person or the payment of a fee, by execution of a written assignment agreement in a form agreed to by such Assigning Lender and such SPV, and may grant any such SPV the option, in such SPV’s sole discretion, to provide the Borrowers all or any part of any Loan Advances that such Assigning Lender would otherwise be obligated to make pursuant to this Agreement. Such SPV shall have all the rights which a Lender making or holding such Loan Advances would have under this Agreement, but no obligations. The Assigning Lender shall remain liable for all its original obligations under this Agreement, including its Commitments (although the unused portion thereof shall be reduced by the principal amount of any Loan Advance held by an SPV). Notwithstanding such assignment, the Agent and Borrower may deliver notices to the Assigning Lender (as agent for the SPV) and not separately to the SPV unless the Agent and Borrower are requested in writing by the SPV (or its agent) to deliver such notices separately to it. The Borrower shall, at the request of any Assigning Lender, execute and deliver to such Person as such Assigning Lender may designate, a Note in the amount of such Assigning Lender’s original Note, to evidence the Loan Advances of such Assigning Lender and related SPV.”

(g) Section 17.15 of the Loan Agreement is hereby amended by adding the following language to the end of such section:

“The confidentiality provisions contained in this Agreement shall not prohibit disclosures to any trustee, administrator, collateral manager, servicer, backup servicer, lender, rating agency or secured party of any SPV or its affiliates in connection with the evaluation, administration, servicing of, or the reporting on, the assets or securitization activities of such SPV or its affiliates.”

4. Conditions of Effectiveness. This Amendment shall become effective upon Agent’s receipt of the following:

(a) Four (4) copies of this Amendment, executed by Borrowers, Guarantors, Agent and Required Lenders;

(b) True and correct copies of all material Transaction Documents, and such other certificates, instruments, documents, agreements and opinions of counsel, as may be required by Agent or its counsel, each of which shall be in form and substance satisfactory to Agent and its counsel.

5. Representations and Warranties. Each Loan Party hereby represents and warrants as follows:

(a) This Amendment and the Loan Agreement, as amended hereby, constitute legal, valid and binding obligations of Loan Parties and are enforceable against Loan Parties in accordance with their respective terms.

(b) Upon the effectiveness of this Amendment, each Loan Party hereby reaffirms all covenants made in the Loan Agreement as amended hereby and agree that all representations and warranties (except for those representations and warranties specifically made as of a prior date) shall be deemed to have been remade as of the effective date of this Amendment.

(c) No Event of Default or Default has occurred and is continuing or would exist after giving effect to this Amendment.

(d) No Loan Party has any defense, counterclaim or offset with respect to the Loan Agreement.

(e) Prior to or on the date of effectiveness of this Amendment, the Loan Parties have delivered true and correct copies of all material Transaction Documents.

6. Effect on the Loan Agreement.

(a) Upon the effectiveness of this Amendment, each reference in the Loan Agreement to “this Agreement,” “hereunder,” “hereof,” “herein” or words of like import shall mean and be a reference to the Loan Agreement as amended hereby.

(b) Except as specifically amended herein, the Loan Agreement, and all other documents, instruments and agreements executed and/or delivered in connection therewith as in effect immediately prior to the effectiveness of this Amendment, shall remain in full force and effect, and are hereby ratified and confirmed.

(c) The execution, delivery and effectiveness of this Amendment shall not operate as a waiver of any right, power or remedy of Agent or Lender, nor constitute a waiver of any provision of the Loan Agreement, or any other documents, instruments or agreements executed and/or delivered under or in connection therewith.

7. Governing Law. This Amendment shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns and shall be governed by and construed in accordance with the laws of the State of New York.

8. Headings. Section headings in this Amendment are included herein for convenience of reference only and shall not constitute a part of this Amendment for any other purpose.

9. Counterparts; Facsimile. This Amendment may be executed by the parties hereto in one or more counterparts, each of which shall be deemed an original and all of which when taken together shall constitute one and the same agreement. Any signature delivered by a party by facsimile or electronic transmission shall be deemed to be an original signature hereto.

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IN WITNESS WHEREOF, this Amendment has been duly executed as of the day and year first written above.

BUCYRUS INTERNATIONAL, INC.

By:	/s/
Name: Title:

MINSERCO, INC.

By:	/s/
Name: Title:

BOONVILLE MINING SERVICES, INC.

By:	/s/
Name: Title:

GMAC COMMERCIAL FINANCE LLC, as Agent and Lender

By:	/s/
Name: Title:

JPMORGAN CHASE BANK, NATIONAL ASSOCIATION, as Lender

By:	/s/
Name: Title:

1244831 - Signature Page to Consent and Amendment No. 4

LASALLE BANK NATIONAL ASSOCIATION, as Lender

By:	/s/
Name: Title:

CONSENTED AND AGREED TO:

/s/
BUCYRUS CANADA LIMITED

1244831 - Signature Page to Consent and Amendment No. 4